UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LIBERTY PROPERTY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2011 by Liberty Property Trust (the “Trust”) and Liberty Property Limited Partnership (together with the Trust, the “Registrants”):

Stephen B. Siegel, who has served as a member of the Board of Trustees (the “Board”) of the Trust since May 1995, and is currently a member of the Board’s Corporate Governance and Nominating Committee, is Chairman of Global Brokerage of CB Richard Ellis, a worldwide real estate company (“CBRE”).  As disclosed in the Trust’s proxy statement for the annual meeting of shareholders to be held on May 11, 2011, the Board has determined that Mr. Siegel is an independent director under applicable standards of independence; during this review, the Board considered the payment of real estate brokerage fees by the Trust to CBRE, and determined that such transactions, in which Mr. Siegel does not have any direct or indirect material interest, do not have any impact on Mr. Siegel’s independence.

In response to an inquiry from Institutional Shareholder Services Inc., the Registrants are providing the following information, which demonstrates the de minimis nature of the relationship between the Trust and CBRE, including the fact that the amounts paid by the Trust to CBRE in 2010 comprised a de minimis percentage of CBRE’s 2010 revenues.

•      CBRE’s 2010 revenues were approximately $5.1 billion.

•      The Trust paid CBRE a total of $5.9 million in 2010, approximately $4.6 million of which was paid for transactions in which CBRE represented the tenant, not the Trust.

•      The fees paid in transactions where CBRE acted for the tenant amounted to 0.1% of CBRE’s total revenues for 2010; the fees paid in transactions where CBRE acted on the Trust’s behalf amounted to 0.01% of CBRE’s total revenues for 2010

•      Mr. Siegel received no benefit, directly or indirectly, with regard to these transactions, nor did have any role, in any capacity, relating to these transactions.